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                 Exhibit 11 - Computation of Earnings per Share


The following tabulation presents the calculation of primary and fully diluted earnings per share for the three-month period ended March 31, 1996 and the period July 11, 1995 (inception) to March 31, 1996.

                                                                                      For the Period
                                                               Three months            July 11, 1995
                                                                  ended               (inception) to
                                                              March 31, 1996          March 31, 1996
                                                              --------------          --------------
Reported net loss                                                $(52,378)               $(54,135)
                                                                 ========                ========

Loss on common shares                                            $(52,378)               $(54,135)
                                                                 ========                ========


Weighted average common shares outstanding                              1                       1
                                                                 ========                ========

Loss per common share - primary and fully diluted

   Loss from continuing operations                               $(52,378)               $(54,135)
                                                                 ========                ========

   Net Income                                                    $(52,378)               $(54,135)
                                                                 ========                ========


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